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                                  EXHIBIT 11.1

                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

                 Statement re Computation of Per Share Earnings

         The following table sets forth the computation of basic earnings per share:


                                           July 31, 1997         July 31, 1998         July 31, 1999        July 31, 2000
Numerator:
  Net income                                         46,030               101,543               140,734              556,599

Denominator:
  Basic common shares
  Outstanding                                           966                 1,048                 1,188                1,381

Basic earnings per share                              47.65                 96.89                118.46               403.04
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